Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-132370 and 333-132370-01

		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$75,000,000
Amount of registration fee			$2,302.50
(1)

(1) The filing fee of $2,302.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $521,180.84 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $2,302.50 is offset against the registration fee due for this offering and of which $518,878.34 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.



Pricing Supplement No. MTNDD127 - Dated June 7, 2007

(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
	Citigroup Funding Inc.
	Medium-Term Senior Notes, Series D
	Payments Due from Citigroup Funding Inc.
	Fully and Unconditionally Guaranteed by Citigroup Inc.

			CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 75,000,000.00
Issue Price:						 100.00%
Proceeds to Company on original issuance:	$ 75,000,000.00
Commission:						$          0.00
Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 	$ 75,000,000.00


Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 				Global
Original Issue Date:			June 11, 2007
Stated Maturity:			June 11, 2010
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:		Minimum USD 10,000 and minimum
(If other than as set forth 		increments of USD 1,000 thereafter
in the Prospectus Supplement)

-------------------------

Floating Rate Conditions:

Interest Payment Dates:			The 11th of every Mar/Jun/Sep/Dec
					(provided such dates are Business Days
					in New York), beginning on September 11, 2007
					and ending on June 11, 2008
Accrue to Pay:  			Yes (except on June 11, 2008)
Type of Interest on Note:		Floating Rate until June 11, 2008
Base Rate: 				LIBOR Telerate
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  			Quarterly on each interest payment date

Rate Determination Dates: 		Quarterly, 2 London business days prior
(If other than as set forth		to each Interest Reset Date
in the Prospectus Supplement)
Index Maturity:   			USD 3 Month LIBOR
Spread: 				+ 10 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:     		No
Maximum Interest Rate:
Minimum Interest Rate:

-------------------------

Fixed Rate Conditions:

Interest Payment Dates:			The 11th of every Mar/Jun/Sep/Dec
					(provided such dates are Business Days
					in New York), beginning on September 11, 2008
					and ending on the Maturity Date
Accrue to Pay:				Yes
Type of Interest on Note:		Fixed Rate after June 11, 2008
Interest Rate:		 		5.55% per annum
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:     		No
Maximum Interest Rate:
Minimum Interest Rate:

-------------------------


Calculation Agent:  			Citibank
Amortizing Note:   			No
Renewable Note: 			No
Optional Extension of Maturity: 	No

Optional Redemption:   			Yes
   Optional Redemption Dates:  		June 11, 2008 only
   Redemption Prices:  			100.00%
   Redemption:

Optional Repayment: 			No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   			No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

CUSIP:  				1730T0DE6